EXHIBIT 99.1
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                                             Contact:    Robert A. Lerman
                                                         860-683-2005
NEWS   RELEASE                                           OTCBB:  TDYT
                                                         June 28, 2006
                                                         For immediate release


                      THERMODYNETICS REPORTS ANNUAL RESULTS
       TURBOTEC PRODUCTS PLC SUBSIDIARY APPOINTS TWO INDEPENDENT DIRECTORS



WINDSOR, CT -- Wednesday, June 28, 2006, TDYT:OTCBB

The year ended March 31, 2006 was notable in that our Turbotec subsidiary achieved record revenues and expectations for the 2007 fiscal year is for further growth. At the same time, the Vulcan Industries subsidiary was closed due to a number of factors and Vulcan is now reported as a discontinued operation in the financial statements.

On a continuing operations basis, the Turbotec subsidiary is growing. Turbotec is well financed having raised equity capital through an IPO on the London Stock Exchange's AIM Market and is trading under the symbol TRBO. Turbotec is expecting to demonstrate continued growth in both revenues and profitability.

The expectation for the `07 fiscal year is that new product launches will begin to capitalize on the company's technology and apply it to "green" applications and other sophisticated heat transfer applications using titanium and other surface enhanced tubing. Initial products are being developed for the reclamation of waste energy from air conditioning, refrigeration and heat pump systems so that the reclaimed heat can be recycled and used for a variety of purposes. Turbotec believes that this is a major market and with the high cost of energy, it is an opportune time to market such energy savings products.

In fiscal `06, net revenues advanced 20% to $18.750 million from $15.651 million in fiscal 2005 while, on a continuing business basis, income from operations advanced to $1.2 million vs. $0.8 million, a 50% increase and pretax income was twice that of the prior year.

At this writing, based on the 12,806,773 shares of TRBO outstanding, the market value of TRBO is in excess of $20 million, corresponding to TDYT having a value for the TRBO 56.32% holding alone of $12 million, or approximately $3/share.

The calculation is based on an exchange rate of US$1.84 for each UK pound sterling, and 4.027 million shares of TDYT outstanding.

Two independent directors to represent the British subsidiary have been appointed. Tom Nairn is the new Chairman and he is joined by Robert Lowe, both of whom were appointed on June 20, 2006, and both of whom are UK based. That brings the Board to 5, as Anthony Mirabella, Sunil Raina and Robert Lieberman are the existing board members. Their resumes are included in the Turbotec press release that can be viewed on the web site www.turbotecproducts.com. It is anticipated that by rounding out the board with Messrs Nairn and Lowe, because of their familiarity with Turbotec's business base and the business climate in both the US and Europe, they will help Turbotec to expand both in the US and in Europe.

TRBO's business is expanding in the areas of swimming pool heat pumps, ice machines and boiler tubing. They have bolstered their staff with new senior managers in Sales and Marketing and Product Engineering. Additions to staffing are continuing with the intent of supporting the growth of the company and to concentrate on continuing improvement in operations, engineering and customer support.

                                                          Year ended March 31,
                                                            2006           2005
                                                     -----------    -----------

Net Sales                                            $18,750,323    $16,650,800
Operating Income                                     $ 1,219,677    $   793,416
Income Before Income Taxes                           $   850,766    $   416,226
Income From Continuing Operations                    $   697,766    $   650,226
Net Loss From Discontinued Operations                ($1,408,097)   ($4,259,462)
Net Loss                                             ($  710,331)   ($3,609,236)
Weighted Shares Outstanding                            3,974,856      3,946,439
Earnings (Loss) Per Share- Continuing Operations          $.18           $.18
Earnings (Loss) Per Share-Discontinued Operations        ($.35)         ($1.08)



ABOUT THERMODYNETICS

Thermodynetics principal holding is a 56.32% interest in Turbotec Products Plc, a UK company that is quoted on the AIM market of the London Stock Exchange under the symbol TRBO. TRBO, through its wholly owned US subsidiary, Turbotec Products, Inc. is a manufacturer of high performance, high quality heat exchangers, fabricated metal components and flexible connector products for heat transfer, transportation, and plumbing applications. Turbotec markets its products in the United States, Canada and abroad to customers in the space conditioning, refrigeration, automotive, biomedical, plumbing, appliance, water heating and aerospace industries.

Turbotec's tubing products are used in heat pumps as condensers and evaporators in heating, refrigeration, food processing and air-conditioning systems; in swimming pool and spa heaters; in the biomedical field (as blood or intravenous fluid heat exchangers); in heat recovery units used to heat water with recycled heat from air conditioning and refrigeration systems; in ice production systems; in laser coolers, beverage dispensers, food processing systems, chillers, heat pump systems and boilers, and modules for use as components in large condensing or desuperheater systems; and are generally usable in most applications where heat transfer is required. The tubing is also used as a flexible connector in plumbing applications. TDYT also owns approximately 84,000 square feet of space that is leased to Turbotec and another independent company. Lastly, Thermodynetics owns a nominal interest in a private Belgium company that is engaged in the nutraceutical industry that provides natural, bioactive chemical compounds that have health promoting, disease preventing or medicinal properties.

FORWARD LOOKING STATEMENTS

This report contains certain forward-looking statements regarding the Company's business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause their actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation: the ability to successfully and timely develop and finance new projects, the impact of competition on revenues, changes in unit prices, and supply and demand for the product lines in the markets served.


When used, words such as "believes," "anticipates," "expects," "continue", "may", "plan", "predict", "should", "will", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect their respective businesses.